Exhibit 10.14

Pedro Beltran

April 30, 2024

Re:	Offer of Employment

Dear Pedro

On behalf of TheRas, Inc. (d/b/a BridgeBio Oncology Therapeutics) (the “Company”), I am pleased to confirm our offer to employ you as Chief Scientific Officer. The initial terms and conditions of your employment, should you accept this offer, are set forth below in this offer letter (this “Offer Letter”):

1. Position. As Chief Scientific Offer, you will report to the Chief Executive Officer or another duly authorized executive or manager. This is a full-time employment position, which is overtime-exempt.

2. Start Date. Your employment with the Company will begin on May 1, 2024, unless another date is agreed to by you and the Company. The actual first day of your employment with the Company shall be referred to herein as the “Start Date.”

3. Compensation and Related Matters.

(a) Base Salary. The Company will pay you an initial base salary at the rate of $513,240 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and adjustments at the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

(b) Annual Bonus. You will initially be eligible to receive an annual performance bonus targeted at 40% of your then-current Base Salary $513,240. Any bonus awarded for the calendar year in which your employment commences will be prorated based on the Start Date, but your prior employment at BridgeBio Services Inc. will be credited towards the annual bonus for 2024. The actual bonus amount will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company. To earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.

(c) Stock Option. Following the completion of the Series B Preferred Stockf inancing of the Company, and subject to the approval of the Company’s Board of Directors (the “Board”), the Company may grant you an option to purchase 4,986,157 shares of the Company’s common stock at a per share exercise price equal to the then-current fair market value in accordance with the Company’s equity incentive plan (“Option”). The Option shall vest over four years, vesting in 48 equal monthly installments, subject to your continued service with the Company on each such vesting date. In the event you are terminated by the Company without cause or if you resign for good reason, in each event within 12 months following a change of control of the Company, the Option shall be automatically accelerated in full. The Option will be subject to the terms of and contingent upon your execution of a stock option agreement issued pursuant to the Company’s equity incentive plan (together, the “Equity Documents”). In the event of any inconsistency between this paragraph and the Equity Documents, the Equity Documents shall govern

(d) Milestone Payment. You may be eligible to receive a cash and/or equity milestone payment related to the FDA acceptance of the PI3Ka Breaker IND, as such achievement is approved by the Board. Any milestone payment is subject to your continued service to the Company at the time of the milestone achievement. The Company reserves the right to determine, adjust and/or terminate the milestone payment amounts and terms. If the Company determines to discontinue or shutdown any program applicable to the milestone, the milestone will terminate automatically. You will be notified of any milestone adjustment or termination. Milestone achievement and payment terms (including timing and form of payments) must be approved in writing by the Board before any milestone payments will be made.

(e) Location. You will primarily work from your remote office, provided, however, that you may be required to travel on business as is necessary from time to time.

(f) Benefits. You will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available when such benefits programs become available. The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.

(g) Paid Time Off. You will be eligible for paid time off in accordance with the Company’s applicable paid time off policy, as may be in effect from time to time.

4. At-Will Employment. At all times your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason, with or without cause and with or without notice. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time in the Company’s sole discretion, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company. Your last day of employment for any reason is referred to herein as the “Separation Date.”

5. Severance. In the event you are terminated by the Company without cause or if you resign for good reason, subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, the Company also agrees to pay you a lump sum equal to 9 months of your then-base salary, a pro- rated bonus in accordance with Section 3(b) above, and 9 months of COBRA reimbursement for you and your dependents if you were participating in the Company’s group health plan immediately prior to the termination date and elect COBRA health continuation (the “Severance”). If the 60-day period following the termination date begins in one calendar year and ends in a second calendar year, the Severance shall be paid in the second calendar year and no later than the last day of such 60-day period. Furthermore, to the extent you become eligible for health benefits under a subsequent employer’s health plan within three (3) months of your termination date, you agree to return a pro-rated amount of the COBRA reimbursement to the Company within sixty (60) days from when you first become eligible to participate in the subsequent employer’s health plan.

6. Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through the Separation Date and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”). Other than the Accrued Obligations, you will not be entitled to any compensation from the Company in connection with the ending of your employment.

7. Continuing Obligations.

(a) Restrictive Covenants Agreement. As a condition of your employment, you are required to enter into the Proprietary Information and Inventions Agreement enclosed with this Offer Letter (the “Restrictive Covenants Agreement”).

(b) Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any), or your engagement in any business. You represent to the Company that your execution of this Offer Letter, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

8. Withholding. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

9. Conditions. This offer is contingent on the completion of successful reference and background checks, if so requested and as determined by the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

10. Other Terms.

(a) Entire Agreement. This Offer Letter, together with the Restrictive Covenants Agreement, constitutes the complete agreement between you and the Company regarding the terms of your employment and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. If you accept the Company’s offer, you acknowledge that you have not relied upon any other written or verbal discussions concerning your employment.

(b) Assignment; Successors and Assigns. Neither you nor the Company may make any assignment of this Offer Letter or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Offer Letter without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Offer Letter shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

(c) Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Offer Letter, or the waiver by any party of any breach of this Offer Letter, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Offer Letter may be amended or modified only by a written instrument signed by you and by a duly authorized officer of the Company.

(d) Enforceability. If any portion or provision of this Offer Letter (including, without limitation, any portion or provision of any section of this Offer Letter) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Offer Letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Offer Letter shall be valid and enforceable to the fullest extent permitted by law.

(e) Counterparts. This Offer Letter may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows.]

We are excited by the prospect of having you join the Company. To accept this offer of employment, please sign and return this Offer Letter and the Restrictive Covenants Agreement by April 30, 2024.

Very truly yours,

TheRas, Inc.

/s/ Eli Wallace
Name:	Eli Wallace
Title:	Chief Executive Officer

Enclosure (Restrictive Covenants Agreement)

I have read and accept this employment offer:

/s/ Pedro Beltran
Pedro Beltran

Date:	4/30/2024